Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports Second Quarter 2021 Financial Results

-- Longeveron to hold conference call today at 8:00 AM EDT

Miami, Florida - August 13, 2021— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today provided a business update and reported its financial results for the quarter ended June 30, 2021.

“We continue to make excellent progress advancing our Lomecel-B clinical research programs forward,” said Geoff Green, CEO of Longeveron. “Today we announced encouraging top-line results from our Phase 2b Aging Frailty trial evaluating the safety and efficacy of four different doses of Lomecel-B compared to placebo in Aging Frailty subjects. And, we anticipate announcing top-line results from our other Phase 1/2 Aging Frailty “HERA” trial this quarter. Furthermore, we anticipate initiation of a Phase 2 Alzheimer’s disease trial and a Phase 2 Japan Aging Frailty trial later this year, and we are thrilled that the first subject was dosed this past June in the Phase 2 Hypoplastic Left Heart Syndrome trial.”

Mr. Green continued, “In July, we presented our Phase 1 Alzheimer’s disease trial data at the Alzheimer’s Association International Conference (AAIC), and have submitted a manuscript of the results for peer-review publication. We look forward to additional presentations regarding our various trials and data at the upcoming International Conference on Frailty and Sarcopenia Research (ICFSR) in late September, and the Gerontological Society of America’s (GSA) Annual Scientific Meeting in November. Finally, we welcomed key personnel to our management team and board of directors, and look forward to a busy and productive second half of 2021.”

Business Update:

Statistically Significant Data from Phase 2b Trial of Lomecel-B in Aging Frailty Subjects:

●	On August 13th, 2021 we announced the top-line results of the Phase 2b US Aging Frailty trial. One hundred and forty-eight (148) subjects were randomized and received a single peripheral intravenous infusion of Lomecel-B (25 million cells, 50 million cells, 100 million cells or 200 million cells), or placebo, followed by a 52-week observation period to evaluate safety and efficacy.

The pre-specified statistical analysis plan involved a primary analysis and a secondary analysis:

o	Primary analysis of the primary efficacy endpoint: The primary analysis compared the change from baseline in 6MWT distance for the four Lomecel-B cohorts to the placebo cohort at Day 180. There were statistically significant increases in the highest 3 doses--50 million, 100 million and 200 million Lomecel-B cohorts--and no significant changes in the placebo or lowest dose of Lomecel-B (25 million=7.8 meters, p=0.5040; 50 million=35.8 meters, p=0.0053; 100 million=24.9 meters p=0.0443; 200 million=49.3 meters, p=0.0065; placebo=8.0 meters, p=0.5371). However, after adjusting for multiple comparisons using the Hochberg method (1988), the four Lomecel-B cohorts did not show a statistically significant placebo-adjusted difference (Δ) (25 million Δ=-0.2, p=0.9902; 50 million Δ=27.7, p=0.1279; 100 million Δ=16.8, p=0.3472; 200 million Δ=41.3, p=0.0635).

o	Secondary analysis of the primary efficacy endpoint: The secondary analysis was to determine whether a dose-response relationship exists using the multiple comparisons and modeling approach by Bretz et. al (2003). The results showed a clear, statistically significant dose-response curve at day 180. Among the various dose-response curves evaluated (Emax, Linear, Exponential, Quadratic, and Sigmoid Emax), all had p-values of less than 0.05, with the Sigmoid Emax model having the most significant dose-response relationship (p=0.0170).

o	Despite not achieving the statistical significance for the pairwise comparison to placebo at Day 180, significant differences from placebo were observed at Day 270, which was a pre-specified exploratory endpoint (25 million Δ=27.5, p=0.1530; 50 million Δ=49.2, p=0.0122; 100 million Δ=31.0, p=0.1071; 200 million Δ=63.4, p=0.0077).

o	The study’s key secondary endpoints were day 180 change in the patient reported outcome questionnaire PROMIS—Physical Function—Short Form 20a (SF-20a) total score and day 180 change in serum levels of tumor necrosis factor alpha (TNF-α), an inflammatory cytokine. Lomecel-B cohorts did not show a statistically significant difference compared to the placebo cohort in the SF-20a score, and the TNF-α analysis is pending. The remainder of the endpoints, which included assessments of physical function, sexual function, fear and risk of falling, depression, cognition, frailty status, pulmonary function, and clinical outcomes, were considered exploratory and Lomecel-B-treated groups did not show significant differences versus placebo at most of the time points for any of the endpoints.

o	Lomecel-B infusion was safe and well-tolerated with no Serious Adverse Events reported that were considered related to the product.

●	The Company plans to present clinical data from the Aging Frailty Phase 2b trial at the 2021 International Conference on Frailty & Sarcopenia Research (ICFSR) on September 29th. ICFSR’s scientific committee has invited the Company’s scientists to present during a round table presentation.

●	The Company has submitted a manuscript for peer-reviewed publication on the Phase 2b trial design, and will present the trial design at the upcoming Gerontological Society of America’s (GSA) Annual Scientific Meeting November 10-13 in Phoenix, AZ.

Aging Frailty Phase 1/2 “HERA” Trial Data This Quarter; Japan Phase 2 On Track:

●	The Company expects to report top-line data this quarter from the recently completed Phase 1/2 Aging Frailty “HERA” trial evaluating Lomecel-B infusion effect on immune response in Aging Frailty subjects receiving the influenza vaccine.

●	The planned Japanese Aging Frailty Phase 2 trial is on track to initiate in the second half of 2021. This is an investigator-initiated randomized, placebo-controlled, double-blind single infusion study being conducted by our clinical partners at the National Center for Geriatrics & Gerontology (NCGG; Nagoya), and Juntendo University Hospital (Tokyo).

●	The Company submitted two abstracts that have been accepted for on demand presentations at the 2021 International Conference on Frailty & Sarcopenia Research (ICFSR) on September 29th:

o	OC34 • A Phase 2, Randomized, Double-Blind, Placebo-Controlled Study in Japan to Investigate the Safety and Efficacy of Lomecel-B administration by Longeveron in subjects with Aging Frailty: Study Design and Rationale Kevin N. Ramdas, MD, Longeveron Inc., Miami, FL (USA)

o	OC58 • Study Design and Rationale for HERA: a Phase I/II Study Evaluating the Effects of Intravenous Delivery of Lomecel-B on Vaccine-Specific Antibody Responses in Subjects with Aging Frailty Kevin N. Ramdas, MD, Longeveron Inc., Miami, FL (USA)

Positive Data from Alzheimer’s Disease Phase 1 Study Presented at AAIC; Phase 2 Trial On Track:

●	An abstract outlining Longeveron’s Phase 1 results of Lomecel-B infusion in Alzheimer’s disease subjects was accepted for poster presentation at the 2021 Annual Alzheimer’s Association International Conference (AAIC), which took place Jul 26-30, 2021. The Phase 1 study was funded by an Alzheimer’s Association Part the Cloud Challenge on Neuroinflammation research grant award.

o	The results of the Phase 1 trial, which have been previously reported, showed that single intravenous infusion of Lomecel-B at 20 million and 100 million cell doses was safe and well tolerated, with no Serious Adverse Events (SAEs) reported that were considered related to the investigational product, nor any evidence of Amyloid Related Imaging Abnormalities (ARIA). Among other findings, subjects receiving the 20 million cell dose showed a statistically significantly slower rate of decline in cognitive function compared to placebo at 13 weeks and 39 weeks, as measured by the Mini Mental State Exam (MMSE) score.

o	A manuscript of the trial results has been submitted for peer-review and publication.

o	The Company will present the completed Phase 1 Alzheimer’s Disease trial design at the upcoming Gerontological Society of America’s (GSA) Annual Scientific Meeting November 10-13 in Phoenix, AZ.

●	Building from encouraging Phase 1 trial results, the Company anticipates initiation of a Phase 2 study in Alzheimer’s disease subjects later this year. The Phase 2 trial is expected to be a randomized, placebo-controlled, trial designed to evaluate biomarkers, change in cognitive function, and other disease-specific endpoints. Further details about trial design, endpoints and target enrollment will be provided once the protocol is finalized.

Lomecel-B for Hypoplastic Left Heart Syndrome (HLHS)

●	On July 6, 2021 Longeveron announced that the first subject was administered Lomecel-B in the Phase 2 randomized, double-blind, controlled clinical trial evaluating Lomecel-B intraventricular injection in infants with HLHS. With a target enrollment of 38 infants, the trial will be enrolling in seven children’s hospitals in major metropolitan centers located throughout the United States.

●	The trial’s funding agency, the National Heart, Lung, and Blood Institute (NHLBI), approved the transition of the grant to UH3 phase, which means the program met its preliminary milestones and has been approved for full funding.

●	Top-line Phase 1 safety results (n=10), which have been previously reported by the Company, showed that intraventricular injection of Lomecel-B was safe and well tolerated, with no Major Adverse Cardiac Events (MACE), nor any treatment-related infections within the first 30 days post administration. The Company anticipates announcing additional data from this trial in Q3 2021.

Lomecel-B for Acute Respiratory Distress Syndrome Due to COVID 19 Infection:

●	The Phase 1 trial continues to screen subjects at three participating centers in the U.S. The Company expects enrollment to continue through 2021, with results expected late 2022.

Executive Appointments:

●	On May 18, 2021 Longeveron added the experience and skills of Dan Gincel, Ph.D. to its management team in the role of Senior Vice President, Strategic Collaborations & Scientific Affairs. Dan brings over 20 years leadership experience overseeing development and commercialization of regenerative medicines, including cell and gene therapies. He will be assisting Longeveron in evaluating strategic collaborations, both in the U.S. and abroad, as well as grant applications and strategy, and in-licensing new technologies to further progress and potentially expand the overall product pipeline.

●	On May 25, 2021 Longeveron welcomed the appointment of former federal U.S. District Court Judge Ursula Ungaro to its board of directors. In her time on the federal bench, Ms. Ungaro presided over and ruled in numerous major civil and criminal cases in legal domains ranging from constitutional principles, equal rights, securities issues, and the use of non-embryonic stem cell therapies, amongst many others. At the time of joining Longeveron’s board, Ms. Ungaro specifically remarked how propelling the growth and success of Longeveron was a key part of her decision to retire from the judiciary.

Financial Results for Second Quarter Ended June 30, 2021

Revenue: Revenue in the second quarter 2021 was $0.5 million compared to $0.9 million in the same period in 2020. The difference was due to a decrease in clinical trial revenue and grant revenue, as follows:

●	Clinical trial revenue, which derives from the Company’s Bahamas Registry Trial, was $0.2 million in the second quarter of 2021 compared to zero revenue in the same period in 2020, an increase of $0.2 million, or 100%. During 2020, COVID-19-related travel restrictions into the Bahamas resulted in zero participation in the Registry, and although activity has increased in 2021, participation continues to be negatively impacted by COVID-19-related travel concerns.

●	Second quarter 2021 grant revenue was $0.3 million compared to $0.9 million in the same period in 2020, a decrease of $0.6 million, or 68%. The reduction in grant revenue is due to the completion of several grant-funded clinical trials.

R&D Expenses: Research and development expenses in the second quarter of 2021 were $2.0 million compared to $0.7 million for the same period in 2020. The increase of $1.3 million, or 205%, was primarily due to an increase in research and development expenses that were not reimbursable by grants; including $0.8 million of equity-based compensation recorded for Restricted Stock Units (“RSUs”) and stock options granted during the quarter.

G&A Expenses: General and administrative expenses in the second quarter of 2021 were $3.3 million compared to $0.6 million for the same period in 2020. The increase of approximately $2.6 million, or 401%, was primarily related to an increase in compensation, insurance and professional expenses incurred during the current period; including $1.4 million of equity-based compensation recorded for RSUs and stock options granted during the quarter.

Net Loss: Net loss was $5.0 million in the second quarter 2021 compared to $1.2 million for the same period in 2020.

Per Share: Net loss per share was $0.26 in the second quarter 2021 compared to $0.08 for the same period in 2020.

Cash: Cash on hand was $16.8 million compared to $0.8 million as of June 30, 2021 and 2020, respectively. The increase in cash period over period was the result of the completion of the Company’s initial public offering in February of 2021.

Financial Outlook

Based on the Company’s current operating plan and financial resources, we believe that our existing cash on hand will be sufficient to cover expenses and capital requirements through at least the fourth quarter of 2022.

Conference Call and Webcast

Management will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s second quarter 2021 financial results and provide a business update.

The conference call will be available via telephone by dialing toll free 1-844-200-6205 for U.S. callers; 1-646-904-5544 for local callers; or + 44 208-068-2558 for international callers and using entry code 874656. An audio replay of the call will be available through August 19, 2021.

A webcast of the call may be accessed from the “Events & Presentations” page on the Longeveron website at https://investors.longeveron.com/events-and-presentations/default.aspxby selecting today’s date from the “Upcoming Events” calendar followed by the “Webcast” link that appears beneath. The recorded webcast will remain accessible for one year through August 13, 2022.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended June 30, 2021. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Brendan Payne

Stern Investor Relations

Tel: (212) 362-1200

Email: Brendan.payne@sternir.com

Source: Longeveron Inc
Source: LGVN

(tables follow)

LONGEVERON INC.

SELECTED BALANCE SHEET DATA

(in thousands)

	June 30, 2021	December 31, 2020
	(unaudited)
Cash	$16,833	$816
Short-term investments	4,555	-
Property and equipment	3,234	3,597
Intangible assets	2,390	1,547
Other assets	2,845	3,280
Total assets	$29,857	$9,240
Total liabilities	5,207	7,283
Total members’ equity and stockholders’ equity	24,650	1,957
Total liabilities, member’s equity and stockholders’ equity	$29,857	$9,240

Longeveron Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenues
Grant revenue	$275	$868	$486	$1,814
Clinical trial revenue	214	-	379	762
Contract revenue	-	8	-	8
Total revenues	489	876	865	2,584
Cost of revenues	281	764	508	1,660
Gross profit	208	112	357	924

Operating expenses
General and administrative	3,257	649	5,460	1,335
Research and development	1,960	642	3,309	930
Selling and marketing	53	47	109	97
Total operating expenses	5,270	1,338	8,878	2,362
Loss from operations	(5,062)	(1,226)	(8,521)	(1,438)
Other income and (expenses)
Forgiveness of Paycheck Protection Program loan	-	-	300	-
Interest expense	(2)	-	(1)	-
Other income, net	54	10	101	10
Total other income and (expenses), net	52	10	400	10
Net loss	$(5,010)	$(1,216)	$(8,121)	$(1,428)
Basic and diluted net loss per share	$(0.26)	$(0.08)	$(0.44)	$(0.09)
Basic and diluted weighted average common shares outstanding	19,005,007	15,970,421	18,252,219	15,970,421

Source: Longeveron Inc.

Source: LGVN